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                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 18, 2003, accompanying the financial statements included in the Annual Report of Rocky Mountain Chocolate Factory, Inc. on Form 10-K for the year ended February 28, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of Rocky Mountain Chocolate Factory, Inc. on Forms S-8 (File No. 33-79342, effective May 25, 1994, File No. 33-62689, effective September 15, 1995, File No. 33-63177, effective October 3, 1995, File No. 33-64651, effective November 30, 1995, File No. 33-64653, effective November 30, 1995, and File No. 333-8739, effective July 24, 1996).

GRANT THORNTON LLP

Dallas, Texas
May 22, 2003